UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): April 13, 2010

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

704 Mara St., Suite 111, Point Edward, Ontario N7V 1X4
(Address of principal executive offices) (Zip code)

(519) 336-0628
Registrant's telephone number, including area code

ITEM 8.01 OTHER EVENTS

On April 9, 2010 we received a letter of commitment from Newstar Chemicals (M) Sdn Bhd confirming the following:

Newstar Chemicals (M) Sdn Bhd agrees:

(i)
to support Megola Inc. with respect to all orders, manufacturing, supply chain and technical support related to the Hartindo line of Anti Fire products including, but not limited to, Hartindo AF21 Fire Inhibitor, Hartindo AF31 Fire Extinguishing Agent and Inhibitor;

(ii)	that all orders will be filled on a timely basis and meet any and all quality requirements as instructed by Megola;

(iii)	they will not deal with nor appoint any other third party in the US and Canada and instead would channel all enquiries or any sale potential to Megola Inc. for a period until the end of year 2010;

(iv)	that the time period above will be used to prepare to enter into a full agreement with Megola Inc. for the future market in North America.

The letter of commitment from Newstar Chemicals was issued as a result of advisement received by letter on April 9, 2010 that the Board of Directors of Pacific Channel Limited and majority of shareholders have passed resolution to dissolve the company effectively immediately.

The letter outlines the following:

(i)
all rights and privileges and licenses granted by Pacific Channel Limited under agreement shall be no longer considered valid.  In particular, all and any rights granted to either Megola Inc., and/or MSE Enviro-Tech Corp. relating to the Hartindo product line from Pacific Channel Limited shall be terminated upon dissolution of Pacific Channel Limited;

(ii)	Randall Hart and Newstar Chemicals have agreed to enter into discussions with Megola and MSE regarding obtaining new rights, as previously agree upon in the original agreement.

ITEM 9.01 EXHIBITS

10.0 Newstar Chemicals Letter of Commitment to Megola Inc.
11.0 Corporate Dissolution Letter from Pacific Channel Ltd.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc. (Registrant)

Dated: April 13, 2010	By:	/s/ Joel Gardner
Joel Gardner, President